Exhibit A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock, par value $0.001per share, of Novatel Wireless, Inc., dated as of September 15, 2014 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

HC2 HOLDINGS 2, INC.

By:	/s/ Mesfin Demise
Name:	Mesfin Demise
Title:	Chief Financial Officer and Director

HC2 HOLDINGS, INC.

By:	/s/ Andrea L. Mancuso
Name:	Andrea L. Mancuso
Title:	Acting General Counsel and Corporate Secretary

/s/ Phillip A. Falcone
Philip A. Falcone